SHELTON FUNDS N-14/A

Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated May 30, 2025, relating to the financial statements and financial highlights of STF Tactical Growth & Income ETF and STF Tactical Growth ETF, each a series of Listed Funds Trust, which are included in Form N-CSR for the year ended March 31, 2025, and to the references to our firm under the headings “Information About the Reorganizations”, “Miscellaneous Information” and “Exhibit B – Financial Highlights of the Target Funds” in the Preliminary Proxy Statement/Prospectus.

COHEN & COMPANY, LTD.

Philadelphia, Pennsylvania

May 15, 2026